Exhibit 1
Atrium on Bay
595 Bay Street, Suite 402
Toronto, Ontario
M5G 2C2

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Denison Mines Corp. (“Denison”) will be held at the Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario on Wednesday, the 18th day of April, 2007 at 10:30 a.m. (Toronto Time) for the purposes of the following:
(a)	to receive the financial statements of Denison for the 15 months ended December 31, 2006, together with the auditor’s report thereon;

(b)	to appoint auditors for the ensuing year and to authorize the directors to fix the remuneration of the auditor;

(c)	to elect the directors for the ensuing year; and

(d)	to transact such other business as may properly come before the Meeting.
     The Management Proxy Circular, a form of proxy and a copy of the 2006 Annual Report, including the audited financial statements for the 15 months ended December 31, 2006, accompany this notice of Meeting.
     If you are not able to be present at the Meeting, please exercise your right to vote by signing and returning the enclosed form of proxy to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Canada, M5J 2Y1 so as to arrive no later than 5:00 p.m. (Toronto Time) on April 13, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

Sheila Colman
Canadian Counsel and Corporate Secretary
Toronto, Canada
March 9, 2007